Exhibit 99.1

B2Digital Gains Official License to Expand B2 Fighting Series LIVE MMA to Kansas

TAMPA, FL, September 22, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the Company’s application for a promoter’s license has been approved by the Kansas Athletic Commission. B2Digital is now immediately eligible to hold and operate fights in the state.

The B2 Fighting Series also has received an official fight permit from the Kansas Athletic Commission to hold its first LIVE MMA B2 Fighting Series event. The event will take place on November 21 in suburban Johnson County, Kansas, which is located in the Greater Kansas City Metropolitan Area, under the newly formed “Blaze MMA” brand, which is solely the property of B2 Digital.

“We continue to aggressively pursue geographic expansion in terms of our LIVE event footprint, and our move into the Kansas marketplace will tap into a wealth of value and continue to drive exciting growth for our brand and shareholders,” commented Greg P. Bell, Chairman & CEO of B2Digital. “Kansas has a tremendous MMA, fitness, and live sports culture, and we look forward to building our new Blaze MMA brand of the B2 Fighting Series in the fighting sports community.”

Management notes that the Company is now licensed in eleven (11) total US states. The Blaze MMA brand has been created specifically for this expansion step. This business model is different than in the past where the company has typically acquired an existing fight brand for expansion.

This new model allows the Company to capitalize on its proprietary operational, technical, and intellectual property assets, along with the Company’s current gym and fighter relationships, to receive the MMA fight license and fight permits from the state. This approach will lower the cost of expansion on a state by state basis by eliminating the initial fixed cost investment of acquiring an existing fight group.

Adam Roorbach, Executive Director, Kansas City Athletic Commission, added, “We are excited to bring the B2 Fighting Series into Kansas for compelling live sports action. We are constantly working to attract MMA sports organizations to bring their events to Kansas, and the growing success of the B2 Fighting Series made it a natural choice. Kansas has become a destination for some of the top MMA organizations in the world, and our tremendous fight fans are a large reason why. We also welcome the exposure that B2Digital will bring as it broadcasts Kansas-based live events out to the world. The KAC is committed to the health and safety of all involved, and will work with B2 Fighting Series to ensure a healthy environment for all.”

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

About B2Digital Inc.

With extensive background in entertainment, television, video and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

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B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

information@b2fs.com

Public Relations:

Tiger Global Marketing & Branding Agency

info@TigerGMP.com

www.TigerGMP.com

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